EXHIBIT 10.5

May 23, 2008
Brad Conner
Dear Brad:
On behalf of RBS Citizens, N.A. (“Citizens”) I am pleased to extend you an offer of employment on the following terms and conditions, including your commencing employment with Citizens on or before Monday, June 30, 2008.
I am pleased to confirm our offer for you to join Citizens as the Vice Chairman, Head of Consumer Lending reporting to Jim Connolly, President of RBS Citizens, or other such person as Citizens may specify from time to time. Citizens reserves the right to transfer your employment to any existing or future parent, subsidiary, affiliate, division, branch of Citizens or their respective successors (collectively “affiliates”). Your employee number will be determined when your start date is confirmed.
COMPENSATION

•	You will be paid a biweekly salary of $23,076.92, which amounts to $600,000.00 on an annualized basis.

•	In addition, you will be eligible for consideration for an annual discretionary bonus based on factors determined by Citizens in its sole discretion, in accordance with Citizens policy. Such factors may include your performance and the performance of
Citizens. You will only be eligible for consideration to receive any such discretionary bonus for any year if you have not received or given any notice of termination or resignation prior to the date on which such bonuses for the applicable year are paid to employees. Currently, the target incentive award opportunity for your position is 160% percent of your annual base salary. This payment is generally prorated based on your start date and the specific guidelines listed in the Plan, but as per our conversation, we will guarantee your 2008 bonus to be $1,000,000. Guaranteed amounts are not eligible for deferral. Should you leave the organization prior to the payment date in 2009, you will forfeit this bonus. Eligibility in a Plan does not guarantee payment.

•	You will also be eligible to participate at the sole discretion of the Royal Bank of Scotland Group (“RBS”) Remuneration
Committee, in RBS’ long-term incentive plans. Your eligibility for participation will be in line with the normal practice for
RBS’ North American businesses. Your target award is 68% of your current base salary ($408,000) for the calendar year of
2008. The opportunity range is 61 – 75% based on your annual performance rating. Eligibility does not guarantee payment.

•	In consideration of your joining Citizens, we will pay you a one-time, sign-on bonus of $400,000. This amount will be grossed up for tax purposes to off set your financial burden of the Forgiveness Loan you have received from JP Morgan Chase. This will be paid on or around your first thirty days of employment. Please be advised that should you resign, give notice of resignation or be terminated for cause from Citizens within twelve months of your start date, you will be required to re-pay this bonus on a pro-rated basis.

•	You will receive the equivalent of $1,850,000 of RBS Equity to off set the value of your unvested JP Morgan Chase portfolio.
We will base the number of shares on the stock price at the close of the market on the day you join the Bank. This stock will be customized to reflect the vesting schedule of your current JP Morgan Chase portfolio.

•	You are eligible to participate in the RBS Citizens, N.A. Nonqualified Deferred Compensation Plan. This plan is a tax deferred savings program which allows you to defer, on a pre-tax basis, a percentage of your base salary as well as a percentage of selected incentive awards earned for the period ending December 31, 2008. You will have thirty days from the start of your employment to make a deferment decision.

•	All amounts of compensation paid to you shall be paid subject to applicable taxes and deductions, and, if applicable, in compliance with the provisions of Internal Revenue Code Section 409A.

BENEFITS

•	You will be eligible to enroll in most of Citizens Financial Group, Inc.’s benefit plans on the first of the month following your start date. You will receive a Notice to Enroll in your home mail with information on how to enroll online at
www.CFGConnections.com approximately two weeks from your start date. You can find detailed information online about your eligibility (see “Benefit Highlights”) and all the benefits on CFGConnections.com.

•	Based on the month in which you start you are eligible for a pro-rated maximum vacation allowance of ten days in 2008. Your annualized amount is twenty days in addition to the ten paid holidays that Citizens recognizes annually. You are also eligible to receive your birthday off which can be scheduled with your managers’ approval.

•	We will assist you with relocation expenses associated with your move from Arizona to Rhode Island. Other details of our relocation package are enclosed. You will receive an additional $75,000 (less applicable taxes) to assist you with any out of pocket relocation expenses. Please be advised that, should you voluntarily resign from Citizens within twelve months of your start date, you will be responsible for reimbursing Citizens for all relocation costs previously paid under this relocation plan.
Should you be discharged for cause, eligibility for benefits under this policy will cease and no further reimbursements will occur. This includes expenses incurred but. not yet reimbursed. By signing below you agree that we may deduct money from your final paycheck to convey such repayment.

NOTICE OF INTENT TO LEAVE AND NON-SOLICITATION
You agree that you will provide Citizens with 60 days prior written notice of your intent to leave the employ of Citizens for any reason. During any period of required notice you will continue to be an employee and you will continue to be entitled to receive your base salary (but not a bonus). Your fiduciary duties and other obligations as an employee of Citizens will continue and you will cooperate in the transition of your responsibilities. Citizens shall, however, have the right, in its sole discretion, to direct that you no longer come in to work.
You also agree that during your employment and for 12 months following your termination of employment for any reason, you will not directly or indirectly solicit, hire, or assist in soliciting or hiring any person who is employed during such period by Citizens or its affiliates; nor will you directly or indirectly induce any such person to terminate his or her employment or accept employment with anyone other than Citizens or its affiliates. You also agree that during your employment and for 6 months following your termination of employment for any reason, you will not directly or indirectly solicit, or assist in soliciting for business any customer introduced to you by Citizens or its affiliates, or any customer of Citizens or its affiliates with whom you had contact during your employment by Citizens nor will you induce or encourage any such customer to terminate its relationship with Citizens or its affiliates or to divert business away from Citizens or its affiliates.

You agree that the foregoing provisions related to Notice of Intent to Leave and Non-Solicitation are reasonable and that in the event you violate any of them, you acknowledge that Citizens will be subject to irreparable harm entitling it, in addition to statutory or common law remedies, to immediate injunctive or other equitable relief. You also agree to reimburse Citizens for reasonable attorney’s fees and costs incurred by Citizens in any action to enforce its rights under this agreement in which Citizens prevails.

EMPLOYEE REPRESENTATIONS
In accepting this offer, you represent and warrant to Citizens that you are not subject to any agreement or understanding with any current or prior employer or business (or any other entity or person) which would in any manner preclude you from fulfilling any of the duties or obligations you would have with Citizens or which would result in any additional payment from Citizens. You further recognize and agree that, to the extent you possess any confidential, proprietary or trade secret information of a third party, you may not and shall not use or disclose such information in performing your duties for Citizens.

You have provided Citizens with copies of certain documents relating to grants made to you under JP Morgan Chase’s 1996 and 2005 Long-Term Incentive Plans (“JP Morgan Documents”). Citizens has reviewed the JP Morgan Documents and the restrictive covenants contained therein that purport to restrict your post-employment activities. The JP Morgan Documents generally state that, for a period of one year following your termination of employment, you will not directly or indirectly, whether on your own behalf or on behalf of another party: (1) solicit, induce or encourage any JP Morgan Chase employee to leave JP Morgan Chase, (2) hire any employee or former employee of JP Morgan Chase who was employed on the date of your termination (unless that employee was terminated due to a position elimination or terminated more than six months prior to their date of hire by Citizens), or (3) solicit, induce, divert or attempt to solicit induce or divert any of JP Morgan Chase’s current customers, suppliers or other entities or persons serviced by you or whose names became known to you during your employment with JP Morgan Chase, or otherwise interfere with JP Morgan Chase’s relationships with its current customers, supplier or other entities or persons. The JP Morgan Documents state that you are not prohibited from doing business with “publicly known institutional customers,” provided that you do not rely on JP Morgan Chase’s confidential information. The JP Morgan Documents also contain general prohibitions against your use of confidential information, and some of the JP Morgan Documents require you to provide Special Notice of your intent to resign. You have informed Citizens that you are subject to certain restrictions in other JP Morgan Documents that were not provided for review, but are similar to the restrictions described in this paragraph.

As a condition of your employment and during the course of your employment with Citizens, you must honor your obligations pursuant to the JP Morgan Documents for the relevant time periods. If at any time you find yourself in circumstances which you feel may lead to a breach of the restrictions contained in the JP Morgan Documents, you should contact, your Human Resources Business Partner immediately. Should you become aware that JP Morgan Chase or any other former employer alleges that you are violating the terms of an employment agreement or restrictive covenant, you must report such knowledge to your Human Resources Business Partner as soon as practicable.

In reliance on the foregoing, to the extent permitted by law, Citizens shall indemnify and hold you harmless up to $2,125,00.00 against any forfeiture determinations made and communicated to you by JP Morgan Chase within one year of your termination of employment with JP Morgan Chase that arise out of or are based upon a purported violation of the JP Morgan Documents. This indemnification provision is contingent upon your compliance with the terms of this offer letter and Citizens’ reliance that your post-employment restrictions are consistent with those provided by you or described by you to Citizens. You also agree to give Citizens prompt notice of any forfeiture determination made by JP Morgan Chase.

When your start date is determined, we will arrange for your new hire orientation. Located on the On-Boarding site are the Fair
Lending Policy Statement, Code of Ethics, Corporate Bank Secrecy Compliance Policy, and detailed benefit information. You will need to bring your completed On-Boarding paperwork to your new hire orientation session. The required documents can be accessed at https://www.cfgconnections.com if you use the directions to access the website as a guest. Please print, review and complete the required forms and policies. If you have any difficulty in completing these documents please contact your recruiter

Following orientation, you will report to Jim Connolly at the Citizens One Plaza Office. As a condition of your employment with
Citizens we will be verifying documentation that shows that you are legally eligible to work in the United States. You will find a list of documents acceptable for verifying your identity and employment eligibility on the back of the U.S. Department of Justice Immigration and Naturalization Form I-9. Please be prepared to provide this information on your first day of employment. Federal law requires that, if this documentation is not provided within 3 days of your start date, you must be removed from Citizens’ payroll. Additionally, your employment with Citizens is contingent upon satisfactorily meeting our pre-employment and background check requirements.

Please note that employment with Citizens is “at-will,” and can be terminated by either party at any time and for any reason, with or without notice. The terms and conditions of your employment, including, but not limited to: duties; compensation; location and employment may change at any time. By signing below, you agree that no representations or promises inconsistent with this paragraph have been made to you.

If your position is termed redundant, you will be treated similarly to other Vice Chairmans. Citizens has sole discretion to determine whether a termination is “for cause,” however, typically the following will constitute cause for purposes of this Plan, as determined by Citizens or the Plan Sponsor:

(a) the Employee’s continued failure or refusal of the Employee to perform satisfactorily any duties reasonably required of the Employee;

(b) the commission of any fraud, misappropriation, embezzlement, dishonesty, breach of trust or money laundering, or any other conduct that can be deemed a breach of Citizens’ Code of Ethics or the Royal Bank of Scotland’s Code of Conduct;

(c) reporting to work under the influence of alcohol, narcotics or unlawful controlled substances, or any other material violation of any Citizens employment policies/procedures;

(d) conviction of a felony or misdemeanor, or conduct in violation of state or federal law that would constitute a basis for a criminal charge or indictment of a felony, or of a misdemeanor involving dishonest or fraudulent conduct;

(e) violation of any securities or commodities laws, any rules or regulations pursuant to such laws, or the rules and regulations of any securities or commodities exchange or association of which the Company is a member, or violation of any similar federal, state or local law, regulation, ordinance or licensing requirement applicable to employees of financial institutions; or

(f) conduct that may reasonably be expected to have a material adverse effect on the financial interest or business reputation of Citizens.

Following your start date, you may call the Human Resources Service Center at [—] with any benefits or other Human Resources related questions.

This employment offer will expire five business days from the date of this letter.

Brad, we are delighted with your decision to join RBS Citizens, N.A. and look forward to you becoming a member of the team. If you have any questions, please feel free to call me directly at [—] or my mobile number is [—].

Please sign below to acknowledge your acceptance, and return this letter to me.
Sincerely,
/s/ Susan M. Mason_________________________
Susan M. Mason
Director of Recruiting, RBS Americas
Human Resources

Accepted and agreed to:
/s/ Brad L. Conner__________________________                        5/28/2008___________________
Brad Conner                                         Date

Note: Please remember to visit our website at [—] to print, review and complete the required forms and policies. These documents will be collected on your first day during new-hire orientation.

cc: Personnel File Folder
Requisition number [—]

EXECUTIVE AGREEMENT ADDENDUM

This EXECUTIVE EMPLOYMENT AGREEMENT ADDENDUM (the "Addendum") is made as of August 6, 2014 by and between Citizens Financial Group, Inc. (the "Company") and Brad Conner ("Executive").
This Addendum is a supplement to your offer letter dated May 23, 2008. The terms of this Addendum shall be incorporated by reference therein and become terms and conditions of your continued employment. The terms of this Addendum shall supersede any conflicting terms found in your offer letter. This Addendum may not be altered, modified, or amended except by written instrument signed by the parties hereto.
TERMS AND CONDITIONS:
Section 1. At-Will Employment and Notice of Intent to Leave.
(a)Executive’s employment with the Company shall be strictly "at-will" and not for any fixed term. Executive understands and acknowledges that no statement, whether written or verbal, by the Company or any of its officers, employees or representatives may in any way modify, alter, or change the strictly "at-will" nature of his employment relationship with the Company. Both Executive and the Company retain the right to terminate Executive’s employment at any time, for any reason or no reason. Executive understands and agrees that, as an at-will employee, the Company may terminate his employment without advance notice. Executive may terminate his employment for any reason (a “Resignation”) effective 90 days following his delivery of written notice of termination to the Company's Board of Directors (the “Notice Period”).
(b)Upon receipt of a Resignation from Executive, the Company may, in its sole discretion, waive the Notice Period, in which case Executive will be permitted to terminate immediately. Under such circumstances the Company will not be obliged to pay in lieu of notice. Alternatively, the Company may direct Executive not to report to work unless otherwise requested by the Company (“Garden Leave”). During any period of Garden Leave:
(i)     Executive will remain an employee of the Company and will continue to be paid his then base salary and continue to be eligible for employee benefits, excluding any discretionary award;
(ii)     Executive will be expected to continue to undertake such duties and responsibilities as are assigned to Executive by the Company's Board or Chief Executive Officer, including duties to assist the Company with his transition from the Company and maintaining the Company’s business, business relationships, and goodwill. Notwithstanding the foregoing, the Company reserves the right to suspend any or all of Executive’s duties and powers and to relocate his office to his personal residence for all or part of his Garden Leave;
(iii) Executive will remain bound by all fiduciary duties and obligations owed to the Company and required to comply with all Company policies and practices; and
(iv)     Executive may not, without the prior written consent of the Company or except in the discharge of duties and responsibilities in accordance with clause (ii) above, contact or attempt to contact any client, customer, agent, professional adviser, employee, supplier or broker of the Company or any of its parents or subsidiaries.
Section 2. Non-Solicitation.
(a)    Non-Solicitation of Employees. Executive agrees that, at any time during his employment with the Company, its parents, subsidiaries, affiliates or any successor organization, and during the 12 month period following Executive's termination of employment for any reason ("Restricted Period"), Executive shall not, directly or indirectly, hire, employ, solicit for employment or hire, or attempt to solicit for employment or hire, any person who is employed by the Company or any of its parents, subsidiaries or affiliates during the Restricted Period, nor shall Executive directly or indirectly induce any Company employee to terminate his or her employment or accept employment with anyone other than the Company, or otherwise interfere with the relationship between the Company and any of its employees, during the Restricted Period.
(b)    Non-Solicitation of, and Non-Interference with, Customers and Vendors. Executive agrees that during his employment with the Company and during the Restricted Period, Executive shall not, directly or indirectly, for any person or entity other than the Company, solicit or assist in soliciting for business any customer of the Company, its parents, subsidiaries or affiliates nor will Executive induce or encourage any such customer to terminate its relationship with the Company, its parents, subsidiaries or affiliates or to divert business away from the

Company, its parents, subsidiaries or affiliates, provided, however, that general solicitation through advertisement shall not constitute solicitation for purposes of this provision.
(c)    Representations. Executive agrees that all of the foregoing restrictions are reasonable and necessary to protect the Company’s business and its Confidential Information and that his employment by the Company, along with the benefits and attributes of that employment, is good and valuable consideration to compensate his for agreeing to all restrictions contained in this Addendum. Executive also acknowledges, represents and warrants that his knowledge, skills and abilities are sufficient to permit Executive to earn a satisfactory livelihood without violating these provisions.
(d)    Blue Pencil. It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 2 to be reasonable, if a final judicial determination is made by an arbitrator or a court of competent jurisdiction that the time or territory or any other restriction contained in this Addendum is an unenforceable restriction against Executive, the provisions of this Addendum shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if an arbitrator or a court of competent jurisdiction finds that any restriction contained in this Addendum is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

Section 3. Confidentiality; Ownership of Materials; Duty to Return Company Property.
(a)    Confidential Information. Executive may not at any time (whether during his employment with the Company or after termination for any reason) disclose to any unauthorized person, firm or corporation or use or attempt to use for his own advantage or to the advantage of any other person, firm or corporation, any confidential information relating to the business affairs or trade secrets of the Company or any of its parents, subsidiaries or affiliates, or any confidential information about (howsoever obtained) or provided by any third party received during the course of or as a result of his employment (the “Confidential Information”). Confidential Information includes, but is not limited to, information relating to employees, customers and suppliers (former, actual and potential), Company contracts, pricing structures, financial and marketing details, business plans, any technical data, designs, formulae, product lines, intellectual property, research activities and any Company or Company affiliate information which may be deemed to be commercially or price sensitive in nature, whether printed, typed, handwritten, videotaped, transmitted or transcribed on data files or on any other type of media, whether or not labeled as “confidential”. It also includes, without limitation, any information contained in documents marked “confidential” or documents of a higher security classification and other information which, because of its nature or the circumstances in which Executive receives it, Executive should reasonably consider to be confidential. The Company reserves the right to modify the categories of Confidential Information from time to time.
(b)    Exclusions. The provisions of this Section 3 shall not apply to:
(i)    information or knowledge which subsequently comes into the public domain other than by way of unauthorized use or disclosure by Executive;
(ii)     the discharge by Executive of his duties hereunder or where his use or disclosure of the information has otherwise been properly authorized by the Company;
(iii) any information which Executive discloses in accordance with applicable public interest disclosure legislation; or
(iv) any disclosure required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with jurisdiction to order Executive to disclose or make accessible any information.
(c)    Due Care. Executive shall exercise all due care and diligence and shall take all reasonable steps to prevent the publication or disclosure by Executive of any Confidential Information relating, in particular, but not limited to, actual or proposed transactions, of any employee, customer, client or supplier (whether former, actual or potential) of any member of the Company, including partnerships, companies, bodies, and corporations having accounts with or in any way connected to or in discussion with any member of the Company and all other matters relating to such customers, clients or suppliers and connections.
(d)    Duty to Return Confidential Information and Other Company Property. All reports, files, notes, memoranda, e-mails, accounts, documents or other material (including all notes and memoranda of any Confidential Information and any copies made or received by Executive in the course of his employment (whether during or after) are and shall remain the sole property of the Company and, following his termination of employment or at any other time upon the Company’s request, to the extent within his possession or control, shall be surrendered by Executive to the duly authorized representative of the Company.

(e)        Reasonableness. Executive agrees that the undertakings set forth in this Section 3 are reasonable and necessary to protect the legitimate business interests of the Company and its members both during, and after the termination of, Executive's employment, and that the benefits Executive receives through continued employment are sufficient compensation for these restrictions.
Section 4. Intellectual Property and Developments.
(a)    Executive agrees that all developments and intellectual property are the sole and exclusive property of the Company and hereby assigns all rights to such developments and intellectual property to the Company. Executive agrees, at the Company’s expense at any time during his employment or thereafter, to sign all appropriate documents and carry out all such reasonable acts as will be necessary to identify and preserve the legal protection of all developments and intellectual property; however, the Company will have no obligation to compensate Executive for his time spent in connection with any assistance provided unless otherwise required by law. Notwithstanding the foregoing, Executive understands that no provision in this Section is intended to require assignment of any of his rights in an invention for which Executive can prove no equipment, supplies, facilities or Confidential Information or trade secret information of the Company was used, which invention was developed entirely on his own time, and which invention Executive can prove: (i) does not relate to the business of the Company or the actual or demonstrably anticipated research or development of the Company; or (ii) does not result from any work performed by Executive for the Company.  To the extent compatible with applicable state law, these provisions do not apply to any invention which is required to be assigned by the Company to the United States Government.  Executive waives all moral rights in all Intellectual Property which is owned by the Company, or will be owned by the Company, pursuant to this Section 4.
(b)    Executive agrees to promptly submit to the Company written disclosures of all inventions, whether or not patentable, which are made, conceived or authored by Executive, alone or jointly with others, while Executive is employed by the Company.
Section 5. Certain Agreements.
(a)    Data Protection. Executive shall familiarize himself with the Company’s Data Protection policy, procedures and accountabilities. Executive acknowledges that any breach of these procedures may result in the immediate termination of his employment.
(b)    Personal Information. Executive acknowledges and agrees that the Company is permitted to hold personal information about him as part of its personnel and other business records and, in accordance with applicable law, may use such information in the course of the Company’s business.
(c)    Credit Data. The Company reserves the right, upon five (5) days prior written notice, to, and Executive agrees that the Company may, in accordance with applicable law, carry out searches about Executive through credit reference agencies or through the Company’s customer records at any time during his employment for purposes of identifying any serious debt or other significant financial difficulties of Executive for the purposes of detecting, eliminating or mitigating any particular risk of employee fraud or theft. The Company will only retain the information about Executive which the Company obtains from these searches in accordance with applicable law and for so long as is needed for the purposes set out above (subject to any legal (including any regulatory) obligation which requires the Company to retain that information for a longer period). The credit reference agency will record details of the search but these will not be available for use by lenders to assess the ability of Executive to obtain credit. Executive has the right of access to his personal records held by credit reference agencies. The Company will supply the names and addresses of such agencies upon request, to help Executive to exercise his right of access to such records.
(d)    Indebtedness. For the reasons referred to above, the Company expects Executive to manage his personal finances responsibly. The Company requires that Executive draw to the attention of his manager any serious debt or significant financial difficulties that he may have, including those which result in court action being taken against Executive.
Section 6. Medical Exams.

Executive shall at any time (including during any period of incapacity) at the request and expense of the Company submit to medical examinations by a medical practitioner nominated by the Company, to the extent permitted by applicable federal and state law. Executive agrees, and hereby authorizes, that the results of any such medical examination be disclosed to the Company, subject to the provisions of the United States Health Insurance Portability and Accountability Act of 1996.

Section 7. Tax Compliance.

All compensation paid to Executive is intended to, and reasonably believed to, comply with Internal Revenue Code Section 409A as well as other tax related laws and regulations to the extent it does not fall into any applicable exclusion.

Section 8. Remedies.
The Company and Executive agree that it is impossible to measure solely in money the damages which will accrue to the Company by reason of his failure to observe any of his obligations of Sections 2, 3 or 4 of this Addendum. Therefore, if the Company shall institute any action or proceeding to enforce such provisions, Executive hereby waives the claim or defense that there is an adequate remedy at law and agrees in any such action or proceeding not to interpose the claim or defense that such remedy exists at law. Without limiting any other remedies that may be available to the Company, Executive hereby specifically affirms the appropriateness of injunctive or other equitable relief in any such action and acknowledges that nothing contained within this Addendum shall preclude the Company from seeking or receiving any other relief, including without limitation, any form of injunctive or equitable relief. Executive also agrees that, should he violate the provisions of Section 2 and its subsections such that the Company shall be forced to undertake any efforts to defend, confirm or declare the validity of the covenants contained within Section 2 of this Addendum, the time restrictions set forth therein shall be extended for a period of time equal to the pendency of any court proceedings, including appeals. Further, Executive agrees that, should the Company undertake any efforts to defend, confirm or declare the validity of any of the covenants contained in Sections 2, 3 and 4 of this Addendum, the Company shall be entitled to recover from Executive all of its reasonable attorneys’ fees and costs incurred in prosecuting or defending any such action or engaging in any such efforts.
Section 9. Dispute Resolution; Mediation and Arbitration.
Except as provided in the last sentence of this paragraph to the fullest extent permitted by law, the Company and Executive agree to waive their rights to seek remedies in court, including but not limited to rights to a trial by jury. The Company and Executive agree that any dispute between or among them or their subsidiaries, affiliates or related entities arising out of, relating to or in connection with this Addendum or his employment with the Company, including but not limited to claims for discrimination or other alleged violations of any federal, state or local employment and labor law statutes, ordinances or regulations, will be resolved in accordance with a confidential two-step dispute resolution procedure involving: (a) Step One: non-binding mediation, and (b) Step Two: binding arbitration under the Federal Arbitration Act, 9 U.S.C. § 1, et. seq., or state law, whichever is applicable. Any such mediation or arbitration hereunder shall be under the auspices of the American Arbitration Association (“AAA”) pursuant to its then current Labor Arbitration Rules and Mediation Procedures (the “AAA Labor Rules”). Disputes encompassed by this Section 9 include claims for discrimination arising under local, state or federal statutes or ordinances and claims arising under any state’s labor laws. Notwithstanding anything to the contrary in the AAA Labor Rules, the mediation process (Step One) may be ended by either party to the dispute upon notice to the other party that it desires to terminate the mediation and proceed to the Step Two arbitration; provided, however, that neither party may so terminate the mediation process prior to the occurrence of at least one mediation session with the mediator. No arbitration shall be initiated or take place with respect to a given dispute if the parties have successfully achieved a mutually agreed to resolution of the dispute as a result of the Step One mediation. The mediation session(s) and, if necessary, the arbitration hearing shall be held in the city nearest to Executive's office location during the course of Executive's employment with the Company or an alternative location mutually agreeable to Executive and the Company. The arbitration (if the dispute is not resolved by mediation) will be conducted by a single AAA arbitrator, mutually selected by the parties, as provided for by the AAA Labor Rules. The Company will be responsible for the arbitration charges, including the costs of the mediator and arbitrator. The Company and Executive agree that the arbitrator shall apply the substantive law of the State of New York to all state law claims and federal law to any federal law claims, that discovery shall be conducted in accordance with the AAA Labor Rules or as otherwise permitted by law as determined by the arbitrator. In accordance with the AAA Labor Rules (a copy of which is available through AAA’s website, www.adr.org), the arbitrator’s award shall consist of a written statement as to the disposition of each claim and the relief, if any, awarded on each claim. The Company and Executive understand that the right to appeal or to seek modification of any ruling or award by the arbitrator is limited under state and federal law. Any award rendered by the arbitrator will be final and binding, and judgment may be entered on it in any court of competent jurisdiction. Nothing contained herein shall restrict either party from seeking temporary injunctive relief in a court of law to the extent set forth in Section 6 hereof.
In the unlikely event the AAA refuses to accept jurisdiction over a dispute, Executive and the Company agree to submit to Judicial-Arbitration-Mediation Services (“JAMS”) mediation and arbitration applying the JAMS equivalent of the AAA Labor Rules. If AAA and JAMS refuse to accept jurisdiction, the parties may litigate in a court of competent jurisdiction.
Section 10. Severance. In the event Executive is made redundant or otherwise has his employment terminated without cause and for reasons unrelated to poor performance, Executive shall be entitled to receive a minimum severance payment amounting to 26 weeks of Executive's base salary at the time of Executive's exit contingent upon Executive executing, and not revoking, the Company's standard release agreement then in use.
Section 11. Miscellaneous.
(a)    Governing Law. This Addendum shall be governed by and construed in accordance with the laws of the State of New York, without regard for the conflict of laws provisions thereof.
(b)    No Waiver. The failure of a party to insist upon strict adherence to any term of this Addendum on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Addendum.

(c)    Severability. In the event that any one or more of the provisions of this Addendum shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Addendum shall not be affected thereby.
(d)    Counterparts; Effectiveness. This Addendum may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Addendum shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto including by fax or electronic pdf.

ACCEPTED AND AGREED:

/s/ Brad Conner
Brad Conner

SECOND ADDENDUM TO
EXECUTIVE EMPLOYMENT AGREEMENT
This SECOND ADDENDUM TO EXECUTIVE EMPLOYMENT AGREEMENT (this “Second Addendum”) is made as of August 2, 2017 by and between Citizens Financial Group, Inc., together with its subsidiaries and any and all successor entities (the “Company”) and Brad Conner (“Executive”).

This Second Addendum is a supplement to Executive’s offer letter dated May 23, 2008 (the “Offer Letter”) and the first addendum dated August 6, 2014 (the “First Addendum”, together with the Offer Letter, collectively, the “Original Agreement”), and the terms of this Second Addendum shall be incorporated by reference therein and shall become terms and conditions of Executive’s continued employment. The terms of this Second Addendum shall supersede any conflicting terms found in the Original Agreement. This Second Addendum may not be altered, modified, or amended except by written instrument signed by the parties hereto. To the extent capitalized terms are not defined herein, the definitions included in the Original Agreement, as applicable, shall govern.

Section 1. Notice Period
The parties agree that “Notice Period” as such term is used in the Original Agreement shall mean one hundred twenty (120) days; provided, that, the other terms of Section 1(a) of the First Addendum shall remain in full force and effect.
Section 2. Change of Control Severance
(a)     In the event Executive's employment is terminated by the Company without Cause (other than by reason of Executive’s death or disability) or the Executive resigns with Good Reason, in each case within 24 months following a Change of Control, Executive shall receive a payment equivalent to: (i) two times the sum of (A) Executive’s Base Salary at the time of termination and (B) the average cash bonus paid to Executive during the prior three years; plus (ii) a pro-rata bonus for the year in which termination occurs, based on the average cash bonus paid to Executive during the prior three years (together, the “COC Severance Payment”).

(b)    Any COC Severance Payment made in accordance with this section shall be in lieu of and not in addition to any payments to which Executive may otherwise have been entitled in accordance with other sections of this Second Addendum or the Original Agreement and shall be in full and final settlement of all claims Executive may have arising out of or in connection with his employment or its termination, other than with respect to any outstanding equity held by Executive, which shall be treated as provided for in the applicable Company stock plan and award agreements governing such awards.

Section 3. Payment of Severance
(a)    The severance set forth in Section 10 of the First Addendum and the COC Severance Payment set forth in this Second Addendum shall be made in a lump sum, subject to execution and non-revocation of a Standard Release, within seventy (70) days of the termination of Executive’s employment. If the period between the termination of Executive’s employment and the latest possible effective date of the Standard Release spans two calendar years, the COC Severance Payment shall be paid by the Company in the second calendar year.
Section 4. Definitions
(a)    “Cause” means: (i) any conviction (including a plea of guilty or of nolo contendere or entry into a pre-trial diversion program) of Executive for the commission of a felony or any conviction of any criminal offense within the scope of Section 19 of the Federal Deposit Insurance Act, 12 U.S.C. § 1829; (ii) Executive commits an act of gross misconduct, fraud, embezzlement, theft or material dishonesty in connection with the Executive’s duties or in the course of Executive’s employment with the Company or any of its affiliates; (iii) failure on the part of Executive to perform his employment duties in any material respect, which is not cured to the reasonable satisfaction of the Company within 30 days after Executive receives written notice of such failure; (iv) Executive violates Sections 2 or 3 of the First Addendum (non-solicitation of employees, customers and clients; confidentiality; ownership of materials; duty to return company property); or (v) Executive makes any material false or disparaging comments about the Company or any of its subsidiaries, affiliates, employees, officers, or directors, or engages in any activity which in the opinion of the Company is not consistent with providing an orderly handover of Executive's responsibilities.
(b)     “Good Reason” means any of the following changes, as compared to Executive’s terms of employment prior to a Change of Control:

(i)	a material diminution in Executive’s authority, duties, or responsibilities;

(ii)	a material diminution in Executive’s base salary other than a general reduction in base salary that affects all similarly situated employees; or

(iii)
a relocation of Executive’s principal place of employment by more than 50 miles from his or her current principal place of employment, unless the new principal place of employment is closer to Executive’s home address.

Provided, however, that Executive’s must give written notice to the Company within 30 days of the initial existence of any of the foregoing changes, the Company shall have 30 days upon receipt of such notice to remedy the condition so as to eliminate the Good Reason, and if not remedied, Executive’s employment must terminate no later than 60 days following the expiration of such cure period. Notwithstanding the foregoing, the Executive’s continued employment shall not constitute a waiver of the Executive’s rights with respect to any circumstance constituting Good Reason under this Second Addendum.
(c)    “Change of Control” means the occurrence of any one or more of the following events:
(i)    any Person (as defined in Section 3(a)(9) of the Exchange Act of 1934, as amended and used in Sections 13(d) and 14(d) thereof, including “group” as defined in Section 13(d) thereof), other than an employee benefit plan or trust maintained by the Company, becomes the Beneficial Owner (as defined in Rule 13d-3 under the Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s outstanding securities entitled to vote generally in the election of directors;
(ii)    at any time during a period of 12 consecutive months, individuals who at the beginning of such period constituted the Board of Directors of the Company (the “Board”) and any new member of the Board whose election or nomination for election was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was so approved, cease for any reason to constitute a majority of members of the Board; or
(iii)    the consummation of (A) a merger or consolidation of the Company with any other corporation or entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or, if applicable, the ultimate parent thereof) at least 50% of the combined voting power and total fair market value of the securities of the Company or such surviving entity or parent outstanding immediately after such merger or consolidation, or (B) any sale, lease, exchange or other transfer to any Person of assets of the Company, in one transaction or a series of related transactions, having an aggregate fair market value of more than 50% of the fair market value of the Company and its subsidiaries (the “Company Value”) immediately prior to such transaction(s), but only to the extent that, in connection with such transaction(s) or within a reasonable period thereafter, the Company’s shareholders receive distributions of cash and/or assets having a fair market value that is greater than 50% of the Company Value immediately prior to such transaction(s).
Section 5. Section 280G
(a)    If the aggregate of all amounts and benefits due to Executive under this Second Addendum or the Original Agreement or any other plan, program, agreement or arrangement of the Company or any of its Affiliates, which, if received by Executive in full, would constitute “parachute payments,” as such term is defined in and under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), (collectively, “Change of Control Benefits”), reduced by all federal, state and local taxes applicable thereto, including the excise tax imposed pursuant to Section 4999 of the Code, is less than the amount Executive would receive, after all such applicable taxes, if Executive received aggregate Change of Control Benefits equal to an amount which is $1.00 less than three (3) times Executive’s “base amount,” as defined in and determined under Section 280G of the Code, then such Change of Control Benefits shall be reduced or eliminated to the extent necessary so that the Change of Control Benefits received by the Executive will not constitute parachute payments. If a reduction in the Change of Control Benefits is necessary, reduction shall occur in the following order unless the Executive elects in writing a different order, subject to the Company’s consent (which shall not be unreasonably withheld or delayed): (i) severance payment based on multiple of Base Salary and/or annual bonus; (ii) other cash payments; (iii) any annual incentive compensation paid as severance; (iv) acceleration of vesting of stock options with an exercise price that exceeds the then fair market value of stock subject to the option, provided such options are not permitted to be valued under Treasury Regulations Section 1.280G-1 Q/A – 24(c); (v) any equity awards accelerated or otherwise valued at full value, provided such equity awards are not permitted to be valued under Treasury Regulations Section 1.280G-1 Q/A – 24(c); (vi) acceleration of vesting of stock options with an exercise price that exceeds the then fair market value of stock subject to the option, provided such options are permitted to be valued under Treasury Regulations Section 1.280G-1 Q/A – 24(c); (vii) acceleration of vesting of all other stock options and equity awards; and (viii) within any category, reductions shall be from the last due payment to the first.
(b)    It is possible that after the determinations and selections made pursuant to Section 5(a) above, Executive will receive Change of Control Benefits that are, in the aggregate, either more or less than the amounts contemplated by Section 5(a) above (hereafter referred to as an “Excess Payment” or “Underpayment,” respectively). If there is an Excess Payment, Executive shall promptly repay the Company an amount consistent with this Section 5(b). If there is an Underpayment, the Company shall pay Executive an amount consistent with this Section 5(b).
(c)    The determinations with respect to this Section 5 shall be made by an independent auditor (the “Auditor”) compensated by the Company. The Auditor shall be the Company’s regular independent auditor, unless the regular independent auditor is unable or unwilling to makes such determinations, in which event the Auditor shall be a nationally-recognized United States public accounting firm chosen by the Company.
Section 6. Tax Compliance
All compensation paid to Executive is intended to, and is reasonably believed to, comply with Section 409A of the Code (“Section 409A”), as well as other tax related laws and regulations to the extent it does not fall into any applicable exclusion, and shall be interpreted and construed consistent with that intent. Notwithstanding the foregoing, the Company makes no representations that the terms of this Second Addendum or the Original Agreement (and any compensation payable thereunder) comply with Section 409A, and in no event shall the Company be liable for any taxes, interest, penalties or other expenses that may be incurred by Executive on account of non-compliance with Section 409A. No expenses eligible for reimbursement, or in-kind benefits to be provided, during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year, to the extent subject to the requirements of Section 409A, and no such right to reimbursement or right to in-kind benefits shall be subject to liquidation or exchange for any other benefit. For purposes of Section 409A, each payment in a series of installment payments, if any, provided under this Second Addendum or the Original Agreement shall be treated as a separate payment. Any payments under this Second Addendum or the Original Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. Any payments to be made under this Second Addendum or the Original Agreement upon a termination of employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. Notwithstanding the foregoing and any provision in this Second Addendum to the contrary, if on the date of his termination of employment, Executive is deemed to be a “specified employee” within the meaning of Section 409A and any payment or benefit provided to Executive in connection with his termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A, then such payment or benefit due upon, or within the six-month period following, a termination of Executive’s employment (whether under this Second Addendum, Executive’s Original Agreement, any other plan, program, payroll practice or any equity grant) and which do not otherwise qualify under the exemptions under Treas. Reg. Section 1.409A-1(including, without limitation, payments that constitute “separation pay” within the meaning of Section 409A), shall be paid or provided to Executive in a lump sum on the earlier of (a) the date which is six months and one day after Executive’s “separation from service” (as such term is defined in Section 409A) for any reason other than death, and (b) the date of Executive’s death, and any remaining payments and benefits shall be paid or provided in accordance with the payment dates specified in this Second Addendum for such payment or benefit.

Section 7. Miscellaneous
(a)    Governing Law. This Second Addendum shall be governed by and construed in accordance with New York law without giving effect to the conflict of laws provisions thereof.
(b)    No Waiver. The failure of a party to insist upon strict adherence to any term of this Second Addendum on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Second Addendum.
(c)    Severability. In the event that any one or more of the provisions of this Second Addendum shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Second Addendum shall not be affected thereby.

[signature page follows]

IN WITNESS WHEREOF, Executive duly executed this Second Addendum as of the day and year first above written.

ACCEPTED AND AGREED:
/s/ Brad Conner
Brad Conner

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